STATE OF MONTANA

12428580
Montana Secretary of State
Filed: March 12, 2019 02:29 PM
BID: C1112192

Articles of Organization

Southwestern Montana Insurance Center, LLC (C1112192)

General Details

Handling Option	Standard Processing
Delayed Effective Date	
Type of Limited Liability Company	Limited Liability Company
Business Entity Name	Southwestern Montana Insurance Center, LLC

Registered Agent in Montana

Entity Name	CORPORATION SERVICE COMPANY
Street Address	26 W SIXTH AVE, HELENA, Montana, 59624-1691, United States
Mailing Address	PO BOX 1691, HELENA, Montana, 59624-1691, United States
Email Address	[Not Provided]
Registered Agent Type	Commercial

The appointment of the registered agent listed above is an affirmation by the represented entity that the agent has consented to serve as a registered agent.
Yes

Business Mailing Address of Principal Office

Postal Address	300 Boulevard of the Americas Suite 105, Lakewood, New Jersey, 08701, United States
Term	Perpetual

Managers/Members

LLC Managed By	Members

Non-registered Organization

Name	Reliance Global Holdings, LLC
Status	Active
Business Mailing Address	300 Boulevard of the Americas Suite 105, Lakewood, New Jersey, 08701, United States
Email Address	yabeyman@reliancegh.com

Signature

I have been authorized by the business entity to file this document online.
Yes

I, HEREBY SWEAR AND/OR AFFIRM, under penalty of law, including criminal prosecution, that the facts contained in this document are true. I certify that I am signing this document as the person(s) whose signature is required, or as an agent of the person(s) whose signature is required, who has authorized me to place his/her signature on this document.
Yes

Name	Yaakov Beyman
Position	Organizer
Date	03/12/2019

Daytime Contact

Phone	732-380 4655
Email	yabeyman@reliancegh.com